Exhibit 23.1

30 Old Bailey London EC4M 7AU United Kingdom Tel: +44 (0)20 7063 4000 www.mazars.co.uk

Consent of Independent Registered Public Accounting Firm

The Board of Directors Biodexa Pharmaceuticals PLC 1 Caspian Point Caspian Way Cardiff CF10 4DQ

United Kingdom

The Board of Directors of Biodexa Pharmaceuticals PLC

We consent to the incorporation by reference in the Registration Statement on Form F-1 (File No. 333-240984) of our audit report dated May 5, 2023 which appears in the Amendment to the Annual Report on Form 20-F/A for the year ended December 31, 2022 filed May 5, 2023 on the consolidated statement of financial position of Biodexa Pharmaceuticals PLC (formerly Midatech Pharma Plc) (“Biodexa”) and its subsidiaries (the “Group”) as of December 31, 2022, 2021 and 2020 and the related, consolidated statements of comprehensive income, cash flow, changes in equity and the related notes for each of the years in the three-year period ended December 31, 2022, which appear in the Form 20-F for the year ended December 31, 2022 filed April 28, 2023. Our report contains a material uncertainty paragraph regarding the Group’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Mazars LLP

Mazars LLP

London, United Kingdom

19 June 2023

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73